                                                                   EXHIBIT 10.9A

                            SETTLEMENT AGREEMENT AND
                        FULL AND FINAL RELEASE OF CLAIMS

         This Settlement Agreement and Full and Final Release of Claims ("Agreement") is made and entered into between Ronald G. Sibold ("Mr. Sibold" or "Employee") and Verilink Corporation ("Verilink" or "the Company").

         1. SEVERANCE. Mr. Sibold and Verilink have agreed to end their employment relationship in a manner such that Mr. Sibold's employment with Verilink terminated effective October 8, 2001 ("Effective Separation Date").

         2. CONSIDERATION. In consideration of Mr. Sibold's decision to enter into this Agreement, Verilink will provide Mr. Sibold with the following:

                  (a) The continuation of his current salary for a period of six (6) months following the effective date of this Agreement. In the alternative, Verilink may at any time choose to pay Mr. Sibold a lump sum payment equal to the outstanding balance of his remaining salary. All such payments are subject to applicable legal withholdings.

                  (b) The payment of COBRA premiums for continuation of the coverage currently in effect for Mr. Sibold and Mr. Sibold's covered dependents under the medical, dental and vision plans for a period of six (6) months from his Effective Separation Date, if Mr. Sibold so elects COBRA continuation within the applicable period. These payments will be started following the effective date of this Agreement.

                  (c) Mr. Sibold will be covered under Verilink's "Directors & Officers" insurance policy in accordance with the terms of that policy.

         Whether or not Mr. Sibold executes this Agreement, Verilink will provide Mr. Sibold with the following:

                  (d) The right to exercise any vested stock options for a period of three (3) months following Mr. Sibold's Effective Separation Date, pursuant to Verilink's current Stock Option Plan.

                  (e) Whether or not Mr. Sibold executes this Agreement, Verilink will pay any accrued, but unused, paid-time-off as soon as administratively feasible after his Effective Separation Date or within a reasonable period after this Agreement becomes binding and effective, whichever is later. All such payments are subject to the applicable legal withholdings. Mr. Sibold will not continue to accrue paid-time-off after the Effective Separation Date.

         3. NO OBLIGATION. Mr. Sibold agrees and understands that the consideration described in Paragraphs 2(a), 2(b) and 2(c) above are not required by Verilink's policies and procedures or by any prior agreement between Verilink and Mr. Sibold.

         4. FULL AND FINAL RELEASE. In consideration of the payments being provided to him above, Mr. Sibold, for himself, his attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges Verilink, all subsidiary and/or affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as "Verilink"), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the effective date of this Agreement. Specifically included in this waiver and release are, among other things, any and all claims for severance pay benefits under the Employee Retirement Income Security Act of 1974 (ERISA), any and all claims of alleged employment discrimination, either as a result of the separation of Mr. Sibold's employment, or otherwise, under the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud, or any other unlawful behavior, the existence of which is specifically denied by Verilink.

         Nothing in this Agreement, however, is intended to waive Mr. Sibold's entitlement to vested benefits under any pension or 401(k) plan or other benefit plan provided by Verilink. Nor does this release waive any right Mr. Sibold may have to challenge the validity of this Agreement with the Equal Employment Opportunity Commission ("EEOC") with respect to any claim arising under the Age Discrimination in Employment Act. Finally, the above release does not waive claims that Mr. Sibold could make, if available, for unemployment or workers' compensation.

         5. NO OTHER CLAIMS. Mr. Sibold represents that he has not filed, nor assigned to others the right to file, nor are there pending, any complaints, charges or lawsuits against Verilink with any governmental agency or any court, and that he will not file, nor assign to others the right to file, or make any further claims against Verilink at any time for actions or omissions covered by the release in Paragraph 4 above. Nothing in this Agreement, however, prohibits Mr. Sibold from filing a charge or complaint with the EEOC with respect to any claim arising under the Age Discrimination in Employment Act.

         6.       OWNERSHIP AND PROTECTION OF PROPRIETARY INFORMATION.

                  (a) Confidentiality. All Confidential Information and Trade Secrets, as defined below, and all physical embodiments thereof received or developed by Mr. Sibold while employed by Verilink are confidential to and are and will remain the sole and exclusive property of Verilink. Mr. Sibold will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any

Confidential Information and Trade Secrets disclosed to or developed by Mr. Sibold to lose its character or cease to qualify as Confidential Information or Trade Secrets.

                           (i)      "Confidential Information" means data and
information relating to the Business of the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to Mr. Sibold or of which Mr. Sibold became aware as a consequence of or through his employment relationship with Verilink and which has value to Verilink and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by Verilink (except where such public disclosure has been made by Mr. Sibold without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

                           (ii)     "Trade Secrets" means information including,
but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

                  (b) Return of Company Property. Mr. Sibold will promptly deliver to Verilink all property belonging to Verilink, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in Mr. Sibold's custody, control or possession.

                  (c) Survival. The covenants of confidentiality set forth in this Paragraph will apply as of the date Mr. Sibold executes this Agreement to any Confidential Information and Trade Secrets previously disclosed by Verilink or developed by Mr. Sibold during the course of his employment with Verilink. The covenants restricting the use of Confidential Information will continue and be maintained by Mr. Sibold for a period of two (2) years following the date of execution of this Agreement. The covenants restricting the use of Trade Secrets will continue and be maintained by Mr. Sibold following execution of this Agreement for so long as permitted by the Alabama law.

         7.       AGREEMENT NOT TO SOLICIT CUSTOMERS OR EMPLOYEES.

                  (a) Agreement Not to Solicit Customers or Consultants. Mr. Sibold agrees that beginning immediately and continuing for a period of one year from his Effective Separation Date, he will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, (1) solicit, divert, or appropriate or attempt to solicit, divert, or appropriate to any third party, any individual or entity which was an actual or actively sought prospective client, customer, or consultant of Verilink (determined at the date Mr. Sibold was last employed by

Verilink and continuing for a period of one year from his Effective Separation Date ) and with whom Mr. Sibold had material contact during Mr. Sibold's term of employment with Verilink; or (2) interfere in any way with Verilink's business relationship with any person or entity.

                  (b) Agreement Not to Solicit Employees. Mr. Sibold agrees that beginning immediately, and continuing for a period of one year from his Effective Separation Date, he will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit, divert or hire, or attempt to solicit, divert or hire, any person employed by Verilink, and whom Mr. Sibold supervised, either directly or indirectly, or hired on behalf of Verilink, whether or not such employee is a full-time employee or a temporary employee of Verilink and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

         8. NON-DISPARAGEMENT. Mr. Sibold agrees that he has not and will not make statements to clients, customers and suppliers of Verilink or to other members of the public that are in any way disparaging or negative towards Verilink, Verilink's products or services, or Verilink's representatives or employees. Verilink agrees to use reasonable efforts to prevent its employees and representatives from making or issuing any statements that are negative or disparaging towards Mr. Sibold or the termination of his employment.

         9. NON-ADMISSION OF LIABILITY OR WRONGFUL CONDUCT. This Agreement shall not be construed as an admission by Verilink of any liability or acts of wrongdoing or discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or discrimination.

         10. COMPLETE TERMINATION OF EMPLOYMENT RELATIONSHIP. Except as set forth above, Mr. Sibold and Verilink agree as a matter of intent that, except for vested pension benefits, if any, this Agreement terminates all aspects of the relationship between them for all time and that Mr. Sibold will not represent himself as an officer or employee of Verilink after the Effective Separation Date. Mr. Sibold therefore acknowledges that he does not and will not seek reinstatement, future employment, or return to active employee status with Verilink or any subsidiary or affiliated company. Mr. Sibold further acknowledges that neither Verilink nor any subsidiary or affiliated company shall be under any obligation whatsoever to consider him for reinstatement, employment, re-employment, consulting or other similar status at any time. This provision will not preclude Mr. Sibold from contracting with Verilink on behalf of another company that has employed him. It also will not preclude Verilink in the future from considering Mr. Sibold for a position, either upon request or otherwise, although Verilink cannot be compelled to consider Mr. Sibold for or to provide Mr. Sibold with any position at any time.

         11. CONFIDENTIALITY. The nature and terms of this Agreement are strictly confidential and they have not been and shall not be disclosed by Mr. Sibold at any time to any person other than his lawyer, his accountant, or his immediate family, who shall be informed of and bound by this confidentiality clause, without the prior written consent of an officer of

Verilink, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or pursuant to court order after reasonable notice to Verilink.

         12. AGE DISCRIMINATION IN EMPLOYMENT ACT. Mr. Sibold hereby acknowledges and agrees that this Agreement and the termination of Mr. Sibold's employment are in compliance with the Age Discrimination in Employment Act and the Older Workers' Benefit Protection Act and that the releases set forth in this Agreement shall be applicable, without limitation, to any claims brought under these Acts. Mr. Sibold further acknowledges and agrees that:

                  (a) The release given by Mr. Sibold in this Agreement is given solely in exchange for the consideration set forth in Paragraphs 2(a), 2(b) and 2(c) of this Agreement and such consideration is in addition to anything of value which Mr. Sibold was entitled to receive prior to entering into this Agreement;

                  (b) By entering into this Agreement, Mr. Sibold does not waive rights or claims that may arise after the date this Agreement is executed;

                  (c) Mr. Sibold has been advised to consult an attorney prior to entering into this Agreement, and this provision of this Agreement satisfies the requirement of the Older Workers' Benefit Protection Act that Mr. Sibold be so advised in writing;

                  (d) Mr. Sibold has been offered forty-five (45) days from receipt of this Agreement within which to consider this Agreement; and

                  (e) For a period of seven (7) days following execution of this Agreement, the Employee or the Company may revoke this Agreement, and this Agreement shall not become effective or enforceable until such seven (7)-day period has expired.

         13. CLASS OF EMPLOYEES OFFERED SEPARATION AGREEMENT. The Company has offered this agreement to Mr. Sibold as part of a reduction-in-force ("the Program"). The Company has decided to eliminate eighty-five (85) positions throughout the Company. Thus, the "Decisional Unit" for this reduction-in-force consists of all employees in the Company. All persons in the Decisional Unit are eligible for this Program. However, only those persons who are being terminated as part of this reduction-in-force have been selected for the Program. Attached to this Agreement as Attachment I is a list of ages and job titles of persons in the Decisional Unit who were and who were not selected for participation in the Program. Mr. Sibold has forty-five (45) days to consider this Agreement. Once Mr. Sibold signs this Agreement, either Mr. Sibold or the Company then has seven
(7) days to revoke this Agreement.

         14. GOVERNING LAW. This Agreement shall be interpreted under the laws of the State of Alabama.

         15. SEVERABILITY. The provisions of this Agreement are severable, and if any part of this Agreement except Paragraph 4 is found by a court of law to be unenforceable, the remainder of the Agreement will continue to be valid and effective. If Paragraph 4 is found by a court of competent jurisdiction to be unenforceable, the parties agree to seek a determination by the court as to the rights of the parties, including whether Mr. Sibold is entitled under those circumstances and the relevant law to retain the benefits paid to him under the Agreement.

         16. SOLE AND ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties. Any prior agreements between or directly involving the parties to the Agreement are superseded by the terms of this Agreement and thus are rendered null and void. However, the following agreements remain intact and are incorporated herein by reference: (1) the May 3, 2000 letter agreement between the parties (executed on May 17, 2000), attached hereto as Attachment II; (2) the Confidentiality and Non-Disclosure Agreement executed by the parties, attached hereto as Attachment III; and (3) any non-compete agreements or other prior agreements between the parties related to inventions, business ideas, and confidentiality of corporate information.

         17. NO OTHER PROMISES. Mr. Sibold affirms that the only consideration for him signing this Agreement is that set forth in Paragraphs 2(a), 2(b) and 2(c), that no other promise or agreement of any kind has been made to or with him by any person or entity to cause him to execute this document, and that he fully understands the meaning and intent of this Agreement, including, but not limited to, its final and binding effect.

         18. REMEDIES. Mr. Sibold agrees that the covenants and agreements contained in Sections 6 and 7 hereof are of the essence of this Agreement; that each such covenant is reasonable and necessary to protect and preserve the interests and properties of Verilink; that Mr. Sibold has access to and knowledge of Verilink's business and financial plans; that irreparable loss and damage will be suffered by Verilink should Mr. Sibold breach any such covenant and agreement; that each such covenant and agreement is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreement or any other provision or provisions of this Agreement; and that, in addition to other remedies available to it, Verilink shall be entitled to specific performance of this Agreement and to both temporary and permanent injunctions to prevent a breach or contemplated breach by Mr. Sibold of any of the covenants or agreements.

         19. ADVICE OF COUNSEL. Mr. Sibold acknowledges that he has been advised by Verilink to consult with an attorney in regard to this matter. He further acknowledges that he has been given forty-five (45) days from the time that he receives this Agreement to consider whether to sign it. If Mr. Sibold has signed this Agreement before the end of this forty-five (45) day period, it is because he freely chose to do so after carefully considering its terms. Finally, Mr. Sibold shall have seven (7) days from the date he signs this Agreement to change his mind and revoke the Agreement. If Mr. Sibold does not revoke this Agreement within seven days of his signing, this Agreement will become final and binding on the day following such seven-day period.

         20. SIGNATURE. The Agreement may be signed in counterpart and/or through the use of facsimile signatures without effecting its binding nature or effectiveness.

         21. LEGALLY BINDING AGREEMENT. Mr. Sibold understands and acknowledges that (a) that this is a legally binding release; (b) that by signing this Agreement, he is hereafter barred from instituting claims against Verilink in the manner and to the extent set forth in Paragraph 4 and Paragraph 5 above; and (c) that this Agreement is final and binding.

            PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE
                        OF ALL KNOWN AND UNKNOWN CLAIMS.



Date: 11/15/2001                    /s/ Ronald G. Sibold
      -----------------------       --------------------------------------------
                                    Ronald G. Sibold


FOR: VERILINK CORPORATION


Date: 11/15/2001                    By: /s/ Graham G. Pattison
      -----------------------           ----------------------------------------
                                    Full Name: Graham G. Pattison
                                    Title: President and Chief Executive Officer